Richard Dickson Appointed to Gap Inc. Board of Directors

November 8, 2022 – San Francisco – Gap Inc. announced today that Richard Dickson has been elected to the Gap Inc. Board of Directors. Dickson serves as President and Chief Operating Officer of Mattel, a leading global toy company and owner of one of the strongest catalogs of children’s and family entertainment franchises in the world. He is a member of the Board of Directors at UCLA Mattel Children’s Hospital and the Board of Advisors for The Robert H. Smith School of Business at The University of Maryland.
Recognized for reinvigorating legacy brands, Dickson has deep experience across the fashion, beauty, toy, and consumer products industries. Throughout his career Dickson has used consumer insights and cultural trends to find the right place for brands to regain authenticity, drive fan engagement and ultimately sales momentum.
At Mattel, Dickson leads a portfolio of global brands, overseeing innovation strategy, design and development, brand marketing and franchise management. Under his leadership, the company developed and launched the Mattel Playbook, a brand-building approach that has been instrumental in driving the turnaround and growth of Mattel’s power brands, including Barbie and Hot Wheels.
Prior to Mattel, Dickson was President and CEO of Branded Businesses for The Jones Group fashion brands, where he led global design and development, including marketing and merchandising, wholesale, retail, and E-Commerce, brought new life to dated fashion labels, and acquired and developed new brands. Dickson also co-founded Gloss.com, the first online retailer dedicated to high-end cosmetics, and served as an executive at Bloomingdale’s.
“Richard’s many years of experience growing, acquiring and reinvigorating well-known brands will add valuable perspective to the board as we look to strengthen Gap Inc’s purpose-led portfolio and return our brands to consistent, sustainable growth,” said Bobby Martin, Interim Chief Executive Officer and Executive Chairman, Gap Inc.
“I am thrilled to have a role in writing the next chapter of Gap Inc. as a member of its board of directors and to play a part in unlocking the tremendous potential in their portfolio of iconic brands,” added Dickson.

About Gap Inc.
Gap Inc., a collection of purpose-led lifestyle brands, is the largest American specialty apparel company offering clothing, accessories, and personal care products for men, women, and children under the Old Navy, Gap, Banana Republic, and Athleta brands. The company uses omni-channel capabilities to bridge the digital world and physical stores to further enhance its shopping experience. Gap Inc. is guided by its purpose, Inclusive, by Design, and takes pride in creating products and experiences its customers love while doing right by its employees, communities, and planet. Gap Inc. products are available for purchase worldwide through company-operated stores, franchise stores, and e-commerce sites. Fiscal year 2021 net sales were $16.7 billion. For more information, please visit www.gapinc.com.
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